Exhibit 10.30

TSMC MASTER TECHNOLOGY USAGE AGREEMENT

This TSMC MASTER TECHNOLOGY USAGE AGREEMENT (the “Agreement”) is entered into on June 15, 2022 (the “Effective Date”) by and between Taiwan Semiconductor Manufacturing Company Limited, a company duly incorporated under the laws of the Republic of China, having its principal place of business at No. 8, Li-Hsin Rd., 6, Hsinchu Science Park, Hsinchu, Taiwan 300-78, Republic of China (“TSMC”), and Blaize, Inc., a company duly incorporated under the laws of the State of Delaware, having its principal place of business at 4370 Town Center Blvd., Suite 240, El Dorado Hills, CA 95762 (“User”).

WHEREAS, from time to time during the term of this Agreement, User may request to license from TSMC certain technologies within the categories of library, IP, bit-cell, low-cap ESD Pattern Design, MoM Capacitor IP, or embedded flash technologies.

WHEREAS, TSMC may release to User those requested technologies described above through one or more of the delivery methods now known or later employed by TSMC, including without limitation, through any of TSMC's world wide web, FTP, e-mail, EDI, or system-to-system links.

WHEREAS, TSMC is willing to grant User the right to use technologies released by TSMC to User as described above pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants, both parties agree as follows:

Commencing from the Effective Date, the following agreement(s) signed by the parties with the blank(s) for effective date(s) be filled in shall cease to exist and be replaced by this Agreement, and, the Library, Licensed Cells, and/or Licensed Designs licensed by TSMC to User under the following agreement(s) shall be incorporated into the scope of the TSMC Technologies under this Agreement:

Library Usage Agreement signed on

Cell License Agreement signed on

Technical Support Agreement for Embedded Flash Memory Technology signed on

Low-Cap ESD Pattern Design License Agreement signed on

MoM Capacitor IP License Agreement signed on

Technology License Agreement signed on

1.Grant of Right

1.1

“TSMC Technologies” means any and all of the technology categorized or referred to by TSMC as library, IP, bit-cell, low-cap ESD Pattern Design, MoM Capacitor IP, or embedded flash technologies that is requested by User and, at TSMC’s sole discretion, agreed to be released by TSMC to User through one or more of the delivery methods now known or later employed by TSMC, including without limitation, through any of TSMC's world wide web, FTP, e-mail, EDI, or system-to-system links. Additional technology category may be added into the scope of the TSMC Technologies by TSMC’s written notice to User that User does not object within 10 days.

1.2

Upon TSMC’s release of each TSMC Technologies to User, TSMC will send an e-mail notice to User confirming that additional technology has been added to the scope of the TSMC Technologies under this Agreement.

1.3

Conditioned upon User’s full compliance with the terms and conditions of this Agreement, User may: (a) evaluate the TSMC Technologies, (b) utilize the TSMC Technologies in the design of User’s products, and (c) incorporate the TSMC Technologies in User’s product to be taped-out and manufactured at TSMC (“Authorized Product”).

1.4	User may only use the TSMC Technologies as specified in Section 1.3(a)-(c) above subject to the conditions that (a) the tape-out and fabrication of any embodiment containing the TSMC

Technologies shall be exclusively with or by TSMC, and (b) User pays to TSMC all usage fees, if any, according to terms identified in applicable quotations issued to and accepted by User. User has no right to use the TSMC Technologies in any way not provided for in this Agreement except with TSMC’s prior written consent.

1.5

Subject to TSMC’s prior written consent, which shall not unreasonably be withheld or delayed, User may contract with a third party contractor (“the Contractor”) to use the TSMC Technologies in accordance with Sections 1.3(a)-(c) and 2, provided, however, that prior to providing any TSMC Technologies to the Contractor, User and Contractor shall have executed an agreement with terms and conditions no less restrictive than those contained in this Agreement. If the Contractor acts in a manner inconsistent with, or fails to act in a manner consistent with the obligations imposed by such agreement, or in any other way impairs TSMC’s right or interests in the TSMC Technologies, User shall be jointly and severally liable to TSMC for any and all the damages arising therefrom.

1.6

User may disclose the whole Authorized Product design that incorporate the TSMC Technologies or the TSMC Technologies as a stand-alone model to a third party (“the Authorized Third Party”), provided, however, that prior to providing any TSMC Technologies to such Authorized Third Party, TSMC, User and the Authorized Third Party shall have executed a three-way agreement protecting TSMC’s rights and interests in its TSMC Technologies as reasonably required by TSMC.

1.7

Prior to or as part of requesting TSMC’s tape out or fabrication services, User shall notify TSMC in writing of all User products that incorporate the TSMC Technologies, and identify every TSMC Technologies incorporated in each User product, including any modifications of TSMC Technologies. User may satisfy this obligation by providing the requested information on appropriate foundry service request forms that are submitted to TSMC, or such other forms as reasonably requested by TSMC. TSMC may be required to report to its licensors of TSMC Technologies information regarding customers, wafer quantities and net sales prices of products sold by TSMC to User that incorporate such licensor TSMC Technologies. User hereby authorizes TSMC to provide such reported information to its licensors.

1.8

In the event the TSMC Technologies includes technology that TSMC is distributing through a sublicense, TSMC grants to User only those rights received from TSMC’s licensor, which are described below in Section 7.

1.9

If maintenance of the TSMC Technologies is offered by TSMC, and if User timely pays the fees therefore, TSMC will provide User with technical support for the identified TSMC Technologies. Such technical support may include technology update, design enhancement and basic question and answer support through email.

2.Modification

2.1

With TSMC’s prior written consent which shall not be unreasonably withheld or delayed, and subject to User’s full compliance with all the terms and conditions of this Agreement, TSMC hereby grants User the right to modify the TSMC Technologies solely for the purpose of designing products containing the TSMC Technologies, provided that User shall modify the TSMC Technologies at its own risk and shall indemnify and keep TSMC harmless in the event of a third party’s claim or action arises attributable to the User’s modification. User agrees and acknowledges that the fabrication of its products containing or incorporating the TSMC Technologies, in part or in whole, shall be exclusively made by TSMC.

2.2

Subject to Section 2.1, User hereby grants TSMC and its affiliates a royalty-free, fully-paid up, irrevocable, transferable, perpetual, worldwide, non-exclusive license, with the right to sublicense, to use, copy, modify, display, distribute (through multiple tiers of distribution), sell, offer to sell, import, make, have made and otherwise exploit User’s modifications to TSMC Technologies in the design of products to be taped-out and manufactured at TSMC and for any other purposes whatsoever.

3.Proprietary Information

The parties executed a Nondisclosure Agreement, effective as of December 20, 2018, as fully amended (“the NDA”), which is hereby incorporated by reference. The TSMC Technologies and all related documents and information are TSMC’s confidential information, as defined by the NDA. The terms of the NDA are hereby modified, solely for the purpose of this Agreement, so that User is required to maintain in confidence and not disclose the TSMC Technologies and all related documents and information in perpetuity to any third party not authorized under this Agreement. Promptly upon request of TSMC, all materials related to the TSMC Technologies must be returned to TSMC or certified destroyed by User. All terms of the NDA shall remain effective so long as this Agreement is effective, or for the term specified in the NDA, whichever is longer.

4.Ownership and Title

As between User (and any agents or Contractors of User) and TSMC, TSMC shall exclusively own and does retain all of its right, title and interest in and to the TSMC Technologies, and any or all modifications thereof made by TSMC, and all patent rights, trademarks, trade secrets, copyrights, and all other proprietary rights therein. TSMC reserves all rights not expressly granted to User hereunder. User’s rights in modifications licensed to TSMC under Section 2.2 are expressly subject to TSMC’s rights in the underlying TSMC Technologies and all patent rights, trademarks, trade secrets, copyrights, and all other proprietary rights therein.

5.Warranty and Indemnification

5.1

User shall fully indemnify, defend and hold harmless TSMC against any claim, suit or proceeding brought by a third party against TSMC by virtue of User’s use of the TSMC Technologies not authorized by this Agreement, and shall pay any settlement amounts or damages finally awarded in such claim, suit or proceeding; provided that TSMC: (a) promptly notifies User in writing of such claim, suit or proceeding, (b) gives User sole control over the defense and/or settlement of such claim, suit or proceeding; and (c) reasonably cooperates and provides all available information, assistance and authority to defend or settle the claim, suit or proceeding.

5.2

The TSMC Technologies are provided “AS IS”. TSMC disclaims any representation that the TSMC Technologies do not infringe any intellectual property rights or proprietary rights of any third parties. TSMC further disclaims any other warranties, whether express, implied or statutory, including, without limitation, implied warranties of merchantability and fitness for a particular purpose. Unless otherwise agreed by TSMC in writing, the TSMC Technologies are not intended for use, nor shall User use the TSMC Technologies in automotive, aerospace, military or life sustaining products; User uses the TSMC Technologies in such products at its own risk, and hereby agrees to indemnify and hold TSMC harmless from any product liability claims arising from the use of the TSMC Technologies in such products.

5.3

To the extent TSMC is licensing third party technologies to User through this Agreement, TSMC agrees that User shall receive the benefits of any warranties, indemnities or representations received by TSMC from the owner of the technology in pari passu with other users similarly situated. Under no circumstances does TSMC offer any warranties or representations about third-party technology. TSMC has no obligation to obtain third-party representations or warranties on behalf of User.

5.4

Some TSMC Technologies have not been verified by TSMC. These TSMC Technologies will be designated “Pre-verified” and User hereby acknowledges that such Pre-verified TSMC Technologies are pre-qualified, pre-verified and will be used “AS IS” without any type of warranty or representation from TSMC. TSMC does not provide any engineering support, including debugging, for Pre-verified TSMC Technologies. User uses the Pre-verified TSMC Technologies at its own risk and will not hold TSMC responsible for any liability resulting from the use of the Pre-verified TSMC Technologies. Notwithstanding the foregoing, if the TSMC Technologies is TSMC’s analog

I/O library, such TSMC Technologies shall be deemed to be qualified and verified only in the case the TSMC Technologies is verified on silicon by TSMC and is used in conjunction with TSMC’s mixed-signal IP for the same process.

6.Limited Liability

6.1

Except with respect to breaches of the duties of confidentiality, in no event shall either party be liable for any indirect, special, incidental or consequential damages (including loss of profits and loss of use) resulting from, arising out of or in connection with such party's performance or failure to perform under this Agreement, whether due to a breach of contract, tort, negligence or otherwise. The foregoing limitations shall apply even if the other party has been advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy stated herein.

6.2

TSMC's aggregate liability to User under this Agreement shall be limited to the fees paid by User to TSMC for the relevant technology that is the basis of User’s claim. The existence of more than one claim will not enlarge or extend this limit. TSMC shall have no financial liability to User with respect to any of the TSMC Technologies for which User has paid no fee to TSMC.

7.Special Term

TSMC has obtained a license from Silicon Storage Technology (“SST”) on certain embedded flash memory technologies which TSMC is authorized to sublicense to its customers. User acknowledges that the SST related TSMC Technologies can be used only for designing non-stand-alone memory products. User shall not use SST related TSMC Technologies to design and/or tape-out the following products: (a) stand alone memory product and the primary purpose or function of which is for the storage and retrieval of data or information; (b) stand alone memory product combined with SRAM, DRAM, EEPROM or ROM; and (c) product that uses embedded flash memory for more than 70% of the total die area of such product. In the event that the license agreement between TSMC and SST for the TSMC Technologies is terminated, with or without cause, notwithstanding any other term of this Agreement, TSMC will give User twenty (20) days prior written notice to terminate this Agreement.

8.Term and Termination

8.1

This Agreement shall have an initial term of three (3) years from the Effective Date and shall be automatically renewed for successive one (1) year terms unless either party gives the other party a sixty (60) days prior written notice of cancellation before the expiration day of the initial term or extended term. Notwithstanding the foregoing, TSMC may immediately terminate this Agreement in writing if User does not have an Authorized Product manufactured by TSMC for a period of six (6) consecutive months.

8.2

This Agreement may be terminated by a party (“Terminating Party”) if the other party (1) breaches any material provision of this Agreement and does not cure or remedy such breach within thirty (30) days after receipt of written notice of breach from the Terminating Party; or (2) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing. Unless otherwise provided in this Agreement, termination shall become effective thirty (30) days after issuance of a written notice of termination to the other party by the Terminating Party.

8.3

Termination of this Agreement for any reason shall not affect (1) the obligations accrued prior to the effective date of termination and (2) any obligation under Sections 2.2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 all of which shall survive the termination or expiration of this Agreement. Furthermore, for a period of one (1) year after the expiration or termination of this Agreement, and if TSMC continues to have the rights needed from applicable third party licensors, TSMC will continue to use the TSMC Technologies to supply products that have been taped-out at TSMC before the expiration or termination of this Agreement and User may continue to sell and/or distribute such products; however, the sale of such products shall be governed by the parties’ agreements, accepted quotes and purchase orders.

8.4

Upon termination or expiration of this Agreement, User shall cease using and immediately destroy or return to TSMC all of the TSMC Technologies in User’s possession or under its control, any related documentation, and copies thereof in whole or in part, together with User’s written certification signed by its duly authorized representative stating that the TSMC Technologies stored in any kind of forms in User's possession or under User's control, and all related documentation and all copies thereof, in whole or in part, are no longer in use and have been returned to TSMC or destroyed.

8.5

Termination of this Agreement under this Section shall be in addition to, and not a waiver of, any remedy at law or in equity available to either party arising from the other party's breach of this Agreement.

8.6	Notwithstanding any other term in this Agreement, TSMC reserves the right to immediately terminate this Agreement in writing in the event that:
(1)	User consolidates or merges with any third party, and User is not the surviving entity of such transaction;
(2)	User acquires or merges with a third party whose major business revenues derive from IC foundry business;
(3)	User sells, assigns or otherwise transfers all or substantially all of its assets to any third party; or
(4)

There is any substantial change in User’s ownership or management that is deemed by TSMC as adversely affecting the decision-making authority of User’s management or operations regarding the protection of the TSMC Technologies or User’s performance under this Agreement.

The parties agree that this Section 8.6 shall not apply if User has obtained TSMC’s prior written approval, which shall not be unreasonably withheld or delayed, to proceed and conclude the above events.

9.Assignability

User shall not assign or otherwise transfer this Agreement or any of User’s rights or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, unless User has obtained TSMC’s prior written approval, which shall not be unreasonably withheld or delayed. Any unauthorized attempt by User to assign or transfer this Agreement or any rights or obligations hereunder shall be null and void. Subject to the foregoing provisions of this Section 9, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

10.Severability and Waiver

10.1

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.2	The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other subsequent default or breach.
10.3	Failure or delay by either party in exercising any right or power hereunder shall not operate as a waiver of such right or power.

11.Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of the state of California, without application of its choice of law rules.

12.Entire Agreement

Except with respect to the NDA, the terms of which survive execution of this Agreement, this Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings, agreements, discussions and negotiations, oral or written, regarding the same subject matter. No addition, modification or alteration of this Agreement shall be effective unless reduced to writing and signed by both parties.

13.Electronic Signatures; Counterparts

Signatures scanned and sent by email, delivered by facsimile, or executed by electronic signature shall have the same force and effect as a manually signed original thereof. No party shall deny the legal effect or enforceability of this Agreement solely because it is in electronic form or because an electronic signature was used in its formation. This Agreement may be signed in counterparts, and said counterparts shall be treated as though signed as one document.

14.Export Control

It is acknowledged that the export control classification number of TSMC’s technology is 3E991 and may not be exported or re-exported to Iran, Cuba, Sudan, North Korea, or Syria, or made available to any nationals of such countries, or to anyone listed as the denied/designated restricted parties or locations prohibited by any other applicable law. Any entity/individual who receives TSMC’s technology under this Agreement shall not use such product, technology, data or information furnished to it from TSMC in any nuclear, chemical or biological weapons-related activities, or missile activities. In the event of failure to comply with the above, User shall keep TSMC fully harmless from all damages arising out of or in connection with any violation.

15.Covenant Not To Sue

User hereby agrees and covenants: (1) not to sue or bring any claim against TSMC for infringement of any of User’s patents, copyrights, trade secrets, where such claims of infringement arise from TSMC’s manufacture and/or sale of products for TSMC’s customers and (2) not to use any TSMC Technologies and related information provided by TSMC under this Agreement as a basis of any claim against TSMC’s customers for infringement of any of User’s patents, copyrights, trade secrets, where such claims of infringement arise from TSMC’s manufacture or sale of products for such customers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate on their behalf by their duly authorized representatives on the date given above.

Taiwan Semiconductor Manufacturing		Blaize, Inc.
Company Limited

By:	/s/ D.F. Shyng	By:	/s/ Harminder Sehmi
Name:	D.F. Shyng	Name:	Harminder Sehmi
Title:	Director, Customer Service	Title:	Vice President, Finance
Date:	06/24/2022	Date:	06/24/2022